Exhibit 10.1

JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BANK OF AMERICA, N.A. BOFA SECURITIES, INC. One Bryant Park New York, New York 10036

CONFIDENTIAL

December 19, 2019

F5 Networks, Inc.
801 5th Avenue
Seattle, Washington 98104
Attention of Frank Pelzer, Chief Financial Officer

Project Silhouette
$400,000,000 Three-Year Term Facility
Commitment Letter

Ladies and Gentlemen:

F5 Networks, Inc., a Washington corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMorgan”), Bank of America, N.A. (“BofA”) and BofA Securities, Inc. (or any of its affiliates designated to act in such capacity, “BofA Securities” and, together with JPMorgan and BofA, the “Commitment Parties”, “we” or “us”) that it intends to acquire (the “Acquisition”) the company previously identified to us under the code name “Silhouette” (the “Acquired Company”) and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Term Sheet referred to below).  This commitment letter, together with the Exhibits hereto, is referred to as this “Commitment Letter”.

We understand that the sources of funds required to finance the Acquisition and to pay fees and expenses in connection with the Transactions will consist of:

(a)	cash on hand of the Company and its subsidiaries and the Acquired Company and its subsidiaries; and

(b)
the borrowing by the Company under a newly established senior unsecured term loan facility (the “Term Facility”) in an aggregate principal amount of $400,000,000 and having the terms set forth in Exhibit A hereto (the “Term Sheet”).

1.	Commitment.

In connection with the foregoing, (a) JPMorgan is pleased to advise you of its commitment to provide 55.0% of the aggregate principal amount of the Term Facility and (b) BofA is pleased to advise you of its commitment to provide 45.0% of the aggregate principal amount of the Term Facility, in each case on the terms set forth in this Commitment Letter and subject only to the satisfaction or waiver (by each of the Commitment Parties) of the conditions expressly set forth in Exhibit B hereto.  The commitments and other obligations of the Commitment Parties hereunder are several and not joint.
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2.	Titles and Roles.

You hereby appoint (a) each of JPMorgan and BofA Securities to act, and each of JPMorgan and BofA Securities hereby agrees to act, as a joint lead arranger and joint bookrunner for the Term Facility (in such capacities, the “Arrangers”), (b) JPMorgan to act, and JPMorgan hereby agrees to act, as the sole administrative agent for the Term Facility (in such capacity, the “Administrative Agent”) and (c) BofA to act, and BofA hereby agrees to act, as the sole syndication agent for the Term Facility (in such capacity, the “Syndication Agent”), in each case on the terms set forth in this Commitment Letter.  It is understood and agreed that JPMorgan will have “top left” designation, and will hold the roles and responsibilities customarily associated with such designation.  You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter or the Fee Letters (as defined below)) will be paid by you or your subsidiaries in connection with the Term Facility, in each case, unless you and we shall so agree.

3.	Syndication.

It is acknowledged and agreed that we do not intend to syndicate our commitments hereunder with respect to the Term Facility, except as may be otherwise agreed by you and us in connection with the syndication of the Revolving Facility.  We acknowledge and agree that, if you and we agree to syndicate our commitments hereunder with respect to the Term Facility as set forth above, (a) neither the commencement nor the completion of syndication of the Term Facility is a condition to the commitments hereunder with respect to the Term Facility, including to the funding of the Term Facility on the Closing Date, and (b) except as expressly set forth in Section 9 hereof or with your prior written consent, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund its commitment with respect to the Term Facility on the Closing Date upon the satisfaction or waiver (by each of the Commitment Parties) of the conditions expressly set forth in Exhibit B hereto) in connection with any syndication, assignment or participation of the Term Facility until after the funding of the Term Facility on the Closing Date, (ii) no assignment or novation shall become effective (as between you and us) with respect to all or any portion of any Commitment Party’s commitment with respect to the Term Facility until after the funding of the Term Facility on the Closing Date and (iii) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitment hereunder and the Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the funding of the Term Facility on the Closing Date.

4.	Information.

You hereby represent and warrant that (a) all written information (excluding any projections or forward-looking statements and general economic or industry specific information) that has been or will be made available to us by or on behalf of the Company in connection with the Transactions (the “Information”) does not or will not, when furnished and taken as a whole after giving effect to all supplements and updates theretofore furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, provided that, with respect to any Information prepared by or on behalf of or relating to the Acquired Company or its subsidiaries, the foregoing representation and warranty is made only to your knowledge, and (b) the projections, if any, that have been or will be made available to us by or on behalf of the Company have been or will be prepared in good faith based upon assumptions that are believed by the Company to be reasonable at the time made and at the time any such projections are made available to us (it being recognized that projections are subject to significant uncertainties and contingencies, many of which are beyond your control and are not to be viewed as facts, that actual results during the period or periods covered by the projections may differ from the projected results, that such differences may be material, and that no assurance can be given that any projection will be realized).  You agree that if at any time prior to the termination of this Commitment Letter you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and, if applicable, the projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Company and its subsidiaries) the Information and/or the projections, as applicable, so that such representations and warranties will be correct in all material respects under those circumstances.  We will be entitled to use and rely primarily on the Information and, if applicable, the projections without responsibility for independent verification thereof.  Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters, it is understood and agreed that none of the making of any representation or warranty under this Section 4, the provision of any supplement to any Information or the projections or the accuracy of any such representation, warranty or supplement shall constitute a condition precedent to the commitment of any Commitment Party with respect to the Term Facility or the funding of the Term Facility on the Closing Date.
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5.	Fees.

As consideration for our commitments hereunder and our agreements to perform the services described herein, you agree to pay to us the fees set forth in this Commitment Letter and in the fee letters dated the date hereof and delivered herewith with respect to the Term Facility (the “Fee Letters”).

6.	Conditions Precedent.

Our commitments hereunder and our agreements to perform the services described herein are subject solely to the satisfaction or waiver (by each of the Commitment Parties) of the conditions expressly set forth in Exhibit B hereto, it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of this Commitment Letter, the Fee Letters and the Term Loan Agreement or the accuracy of representations and warranties set forth herein or therein) other than those that are expressly set forth in Exhibit B hereto (and upon satisfaction or such waiver of such conditions, the funding under the Term Facility shall occur).

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Term Loan Agreement or any other agreement or undertaking relating to the Term Facility to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding of the Term Facility on the Closing Date shall be (i) such of the representations and warranties made by or with respect to the Acquired Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Company (or any of its affiliates) has the right (determined without regard to any notice requirements) to terminate its obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition as a result of a breach of such representations and warranties in the Acquisition Agreement (the “Acquisition Agreement Representations”), and (ii) the Specified Representations and (b) the terms of the Term Loan Agreement shall be in a form such that they do not impair the funding of the Term Facility on the Closing Date if the conditions expressly set forth in Exhibit B hereto are satisfied.  For purposes hereof, “Specified Representations” means the representations and warranties of the Company set forth in the Term Loan Agreement relating to due organization and existence of the Company; organizational power and authority of the Company to enter into the Term Loan Agreement; due authorization, execution and delivery by, and enforceability with respect to, the Company of the Term Loan Agreement; no conflicts of the Term Loan Agreement with the Company’s organizational documents; Investment Company Act; Federal Reserve margin regulations; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis (in form and substance consistent with the solvency certificate to be delivered pursuant to paragraph 9 of Exhibit B hereto); use of proceeds not in violation of the PATRIOT Act; and use of proceeds not in violation of anti-money laundering laws, anti-corruption laws and sanctions.  The provisions of this paragraph are referred to as the “Funds Certain Provisions”.  Without limiting the conditions precedent set forth in Exhibit B hereto, we will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Term Facility in a manner consistent with the Acquisition Agreement.

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7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless the Commitment Parties and their respective affiliates, and each of the officers, directors, employees, agents, trustees, managers, advisors and representatives of any of the foregoing (each, an “Indemnified Person”), from and against any and all losses (excluding loss of profits), claims, damages, liabilities and reasonable and documented expenses, joint or several, to which any Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Transactions, the Term Facility, the use of proceeds thereof or any related transaction or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (a “Proceeding”), regardless of whether based in contract, tort or any other theory, and regardless of whether any Indemnified Person is a party thereto (and regardless of whether such Proceeding is initiated by a third party or by the Company, the Acquired Company or any of their respective subsidiaries, affiliates or equity holders or any other person), and to reimburse each Indemnified Person within 30 days after receipt of written demand (together with reasonably detailed backup documentation) for any reasonable and documented out-of-pocket legal or other expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity and expense reimbursement will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the willful misconduct, gross negligence or bad faith of such Indemnified Person or its Related Indemnified Persons (as defined below), (B) a material breach by such Indemnified Person or its Related Indemnified Persons of their obligations under this Commitment Letter, any Fee Letter or the Term Loan Agreement or (C) claims of one or more Indemnified Persons against another Indemnified Person (other than against an Arranger, the Administrative Agent, the Syndication Agent or another named agent or title holder, in each case, acting in its capacity or fulfilling its role as such) and not involving any act or omission of the Company or its affiliates; provided further that (x) such legal expenses shall be limited to the reasonable and documented fees, disbursements and other charges of one firm of counsel to the Indemnified Persons, taken as a whole, and, if reasonably deemed necessary by the Indemnified Persons, one firm of local counsel to the Indemnified Persons, taken as a whole, in each relevant jurisdiction (and, in the case of an actual or perceived (in good faith) conflict of interest where the Indemnified Person affected by such conflict informs the Company of such conflict and thereafter retains its own single firm of counsel (or, if reasonably deemed necessary by such affected Indemnified Person, its own single firm of local counsel in each relevant jurisdiction), of such conflict counsel for such affected Indemnified Person and all similarly situated Indemnified Persons, taken as a whole), and (y) each Indemnified Person shall promptly repay to you all amounts previously paid by you pursuant to the foregoing provisions to the extent that such Indemnified Person is found in a final, non-appealable judgment of a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the immediately preceding proviso; and (b) to reimburse the Commitment Parties and their respective affiliates within 30 days after receipt (or, if such demand is received at least two business days prior to the Closing Date, then on the Closing Date) of written demand (together with reasonably detailed backup documentation) for any reasonable and documented out-of-pocket legal or other expenses (including reasonable and documented expenses of our due diligence investigation, travel expenses and reasonable fees, charges and disbursements of counsel to the Commitment Parties and their affiliates), in each case, incurred in connection with the Term Facility and the preparation, negotiation, amendment, modification, waiver and enforcement of this Commitment Letter, the Fee Letters, the Term Loan Agreement and any ancillary documents in connection therewith; provided that (i) such legal expenses shall be limited to the reasonable and documented fees, disbursements and other charges of the counsel to the Commitment Parties identified in the Term Sheet and, if reasonably deemed necessary by the Commitment Parties, one firm of local counsel to the Commitment Parties, taken as a whole, in each relevant jurisdiction, (ii) any such expenses incurred in connection with the matters described in clause (a) above shall be subject to the limitations set forth in such clause on your obligation to pay such expenses and (iii) if the Closing Date does not occur your reimbursement obligations pursuant to this clause (b) and any corresponding expense reimbursement with respect to the Revolving Facility shall not exceed $400,000 in the aggregate.  For purposes of the foregoing, a “Related Indemnified Person” means, with respect to any Indemnified Person, (i) any controlled affiliate of such Indemnified Person, (ii) the respective officers, directors and employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (iii) the respective agents and representatives of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (iii), acting on behalf of, or at the express instructions of, such Indemnified Person or its controlling person or controlled affiliate; provided that each reference to a controlling person, controlled affiliate, officer, director or employee in this sentence pertains to a controlling person, controlled affiliate, officer, director or employee involved in the negotiation of this Commitment Letter, the Fee Letters or the Term Facility.

You shall not be liable for any settlement of any Proceeding (or expenses related thereto) effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (a) and (b) of the succeeding sentence (with “you” being substituted for “Indemnified Person” in each such clause) shall be deemed reasonable), but if settled with your written consent, or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person to the extent and in the manner set forth above.  You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened (in writing) Proceeding against an Indemnified Person in respect of which indemnity has been or could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such Proceeding and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person or any injunctive relief or other non-monetary remedy.  You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Commitment Parties and the other Indemnified Persons.

Notwithstanding any other provision of this Commitment Letter, (a) no Indemnified Person shall be liable for any damages directly or indirectly arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or otherwise through the internet, provided that the foregoing shall not apply as to any Indemnified Person to the extent such damages are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the willful misconduct, gross negligence or bad faith of such Indemnified Person or its Related Indemnified Persons or (y) the material breach by such Indemnified Person or its Related Indemnified Persons of their obligations under this Commitment Letter, any Fee Letter or the Term Loan Agreement, and (b) neither you (or any of your affiliates) nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letters, the Transactions, the Term Facility, the use of proceeds thereof or any related transaction (including, without limitation, any loss of profits, business, or anticipated savings), provided that the foregoing shall not limit your indemnification obligations under the foregoing provisions of this Section 7 or the Term Loan Agreement with respect to any such damages claimed against any Indemnified Person.  Each of the Commitment Parties and the Company agrees, to the extent permitted by applicable law, to not assert any claims against the Company (or its affiliates) or any Indemnified Person, as applicable, with respect to any such damages.

In case any Proceeding is instituted involving any Indemnified Person for which indemnification will be sought hereunder by such Indemnified Person, then such Indemnified Person will use commercially reasonable efforts to notify you promptly of the commencement of such Proceeding; provided that the failure to so notify you will not relieve you from any liability that you may have to such Indemnified Person pursuant to this Section 7, unless your rights and defense of such matter are materially adversely affected by such failure to notify you.
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8.	Absence of Fiduciary Relationship; Sharing of Information; Affiliate Activities.

You acknowledge and agree that we and, if applicable, our respective affiliates will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between us and our respective affiliates, on the one hand, and you and your affiliates, on the other hand.  You also acknowledge and agree that (a) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions among us and, if applicable, our respective affiliates, on the one hand, and you, on the other hand, (b) in connection therewith and with the process leading to such transactions, we and, if applicable, our respective affiliates, are acting solely as a principal and has not been, are not and will not be acting as an advisor, agent or fiduciary of the Company, the Acquired Company, their respective management, equity holders, creditors, subsidiaries or other affiliates or any other person and (c) with respect to the transactions contemplated hereby or the process leading thereto, we and, if applicable, our respective affiliates have not assumed (i) an advisory or fiduciary responsibility in favor of you or your affiliates (irrespective of whether any of us or our respective affiliates has advised or is currently advising you or your affiliates on other matters) or (ii) any other obligation except the obligations expressly set forth in this Commitment Letter.  You further acknowledge and agree that (A) you are responsible for making your own independent judgment with respect to the transactions contemplated hereby and the process leading thereto, (B) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and neither we nor any of our respective affiliates will have any responsibility or liability to you with respect thereto, and (C) neither we nor our respective affiliates are advising you as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors to the extent you deem appropriate concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby.  Any review by us or any of our respective affiliates of the Company, the Acquired Company, their respective subsidiaries, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for our benefit and shall not be on behalf of or for the benefit of the Company.  You agree that you will not claim that any of us or our respective affiliates has rendered any advisory services in respect of this Commitment Letter or the transactions contemplated hereby, or assert any claim against us or any of our respective affiliates based on an alleged breach of fiduciary duty by us or our respective affiliates in connection with this Commitment Letter and the transactions contemplated hereby or assert any claim based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of any Commitment Party or any of its affiliates acting as a financial advisor to the Company or any of its affiliates, on the one hand, and the engagement of such Commitment Party hereunder and the transactions contemplated hereby, on the other hand.

You acknowledge that we and our respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Company, the Acquired Company or their respective subsidiaries or other affiliates may have conflicting interests regarding the transactions described herein and otherwise.  We will not use confidential information obtained from you by virtue of the transactions contemplated hereby or our other relationships with you in connection with the performance by us of services for other companies, or furnish any such information to other companies.  You also acknowledge that we have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that we, together with our respective affiliates, are a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services.  In the ordinary course of business, we and our respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts or the accounts of our respective affiliates and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, the Acquired Company, their respective subsidiaries or other affiliates and other companies with which the Company, the Acquired Company or their respective subsidiaries or affiliates may have commercial or other relationships.  With respect to any securities and/or financial instruments so held by us, any of our respective affiliates or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
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9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter, and your rights and obligations hereunder, shall not be assignable by you without the prior written consent of each of the Commitment Parties (and any attempted assignment without such consent shall be null and void).  This Commitment Letter, and its rights, commitments and obligations hereunder, shall not be assignable by any of the Commitment Parties without the prior written consent of the Company (and any attempted assignment without such consent shall be null and void); provided that (a) each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (including, in the case of JPMorgan, to J.P. Morgan Securities LLC), provided that no Commitment Party shall be released from the portion of its commitment so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction or waiver (by each of the Commitment Parties) of the conditions to such funding expressly set forth in Exhibit B hereto, and (b) any and all obligations of and services to be provided by each Commitment Party hereunder (other than the funding of its commitments) may be performed, and any and all rights of each Commitment Party hereunder may be exercised, by or through its affiliates (including, in the case of JPMorgan, by or through J.P. Morgan Securities LLC) or branches and, in connection with such performance or exercise, such Commitment Party may exchange with such affiliates or branches information concerning the Company, the Acquired Company, their respective subsidiaries or other affiliates and the Transactions (subject to such affiliates or branches being bound by the provisions of Section 11 hereof) and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to the applicable Commitment Party hereunder (including, without limitation, the indemnity and expense reimbursement provisions hereof).  This Commitment Letter is intended to be solely for the benefit of the parties hereto (and the Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by, any person other than the parties hereto (and the Indemnified Persons).

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission (including “.pdf”, “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Term Facility and set forth the entire understanding of the parties hereto with respect thereto, and supersede all prior understandings, whether written or oral, between the parties hereto with respect to the Term Facility.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.  Notwithstanding anything in Section 11 hereof to the contrary, each Commitment Party may, after the Closing Date and at its own expense, place advertisements in financial and other newspapers, journals, home page or otherwise, describing its services to you hereunder or otherwise describing the name of the Company and the amount, type and closing date of the Term Facility, and use your trademark logos on any such advertisements.

THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF “COMPANY MATERIAL ADVERSE EFFECT” (AS DEFINED IN EXHIBIT B HERETO) AND/OR WHETHER OR NOT A  COMPANY MATERIAL ADVERSE EFFECT HAS OCCURRED THAT IS CONTINUING, (B) THE DETERMINATION OF THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATIONS AND WHETHER AS A RESULT OF ANY BREACH OR INACCURACY THEREOF THE COMPANY (OR ANY OF ITS AFFILIATES) HAS THE RIGHT TO TERMINATE ITS (OR ANY OF ITS AFFILIATE’S) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT OR THE RIGHT TO ELECT NOT TO CONSUMMATE THE ACQUISITION AND (C) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ALL MATERIAL RESPECTS IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, IN EACH CASE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the jurisdiction of any Federal court of the United States of America sitting in the Borough of Manhattan and any New York State court sitting in the Borough of Manhattan, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Term Facility, the Transactions or the other transactions contemplated hereby, and agrees, for itself and its affiliates, that any such Proceeding brought by it or any of its affiliates will be tried exclusively in such Federal court or, if that court does not have subject matter jurisdiction, in such New York State court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Proceeding arising out of or relating to this Commitment Letter, the Fee Letters, the Term Facility, the Transactions or the other transactions contemplated hereby in any such Federal court or any such New York State court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, and (d) agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail addressed to any party hereto at the address for it first set forth above shall be effective service of process against such party for any such Proceeding brought in any such court.
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10.	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTERS OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.	Confidentiality.

You agree that neither this Commitment Letter nor the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person without our prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), except (a) to your officers, directors, employees, agents, advisors and accountants (collectively, with respect to any person, such person’s “Representatives”) on a need-to-know basis who have been advised by you of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (b) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission or otherwise as required by applicable law or compulsory legal process or in connection with any legal proceeding (in which case you agree to inform us promptly thereof to the extent practical and not prohibited by law, rule or regulation), (c) in the case of this Commitment Letter, the Fee Letters and their terms and substance (provided that, until after the Closing Date occurs, each Fee Letter is redacted in a customary manner reasonably satisfactory to the Commitment Parties that are party thereto), to the Acquired Company, so long as it shall have agreed to treat such information confidentially, and its Representatives who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (d) in the case of this Commitment Letter and its terms and substance, (i) in any marketing materials relating to any debt financing or (ii) to the extent you reasonably determine that such disclosure is customary or advisable to comply with your obligations under securities and other applicable laws, in any public filing in connection with the Transactions or the financing thereof, (e) in the case of the aggregate fee amounts contained in the Fee Letters, as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions (but without disclosing any specified fees set forth in any Fee Letter), (f) to the extent such information becomes publicly available other than by reason of disclosure by you or your Representatives in violation of this paragraph, (g) in connection with the exercise of any remedies under this Commitment Letter, any Fee Letter or the Term Loan Agreement or any Proceeding relating to this Commitment Letter, the Fee Letters or the Term Loan Agreement and (h) in the case of the Term Sheet and its terms and substance, to potential Lenders.

Each Commitment Party will keep confidential all information provided or made available to it by or on behalf of the Company or any of its Representatives in connection with the Transactions; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (a) to any of its affiliates and its and their respective Representatives on a need-to-know basis who have been advised of the confidential nature of such information and either are subject to customary confidentiality obligations of employment or professional practice or have agreed to treat such information confidentially in accordance with the terms of this paragraph (or provisions substantially similar to this paragraph), (b) pursuant to a subpoena or order issued by a court or by a judicial, administrative or legislative body or commission, or otherwise as required by applicable law or compulsory legal process (in which case such Commitment Party agrees to inform you promptly thereof to the extent practicable and not prohibited by law, rule or regulation), (c) upon the request or demand of any regulatory authority (including any self-regulatory organization) purporting to have jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees to inform you promptly thereof to the extent practicable and not prohibited by law, rule or regulation, except with respect to any audit or examination conducted by bank accountants or any regulatory authority), (d) to other Commitment Parties, prospective Lenders, participants and any direct or indirect contractual counterparties (or advisors thereto) to any swap or derivative transaction relating to the Company or its subsidiaries (other than, in each case, any person that at such time is a Disqualified Institution (as defined in the Term Sheet)), in each case, subject to the acknowledgment and acceptance by such prospective Lenders, participants or counterparties (or advisors), as applicable, that such information is being provided on a confidential basis (on substantially the terms as set forth in this paragraph or as is otherwise reasonably acceptable to you and the applicable Commitment Party) in accordance with our market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (e) to market data collectors, such as league table, or similar service providers to the lending industry and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Term Facility, in each case, limited to information regarding the closing date, size, type and purpose of, and parties to, but not pricing or fees of, the Term Facility, (f) received by such Commitment Party, its affiliates or its or their respective Representatives on a non-confidential basis from a source (other than the Company, the Acquired Company or their respective Representatives) not known by such Commitment Party or its affiliates to be prohibited from disclosing such information to us or our affiliates by a legal, contractual or fiduciary obligation, (g) to the extent that such information was already in such Commitment Party’s, its affiliates’ or its or their respective Representatives’ possession or is independently developed by such Commitment Party, its affiliates or its or their respective Representatives, (h) for purposes of establishing a “due diligence” defense, (i) to the extent such information becomes publicly available other than by reason of disclosure by such Commitment Party or its Representatives in violation of this paragraph or (j) in connection with the exercise of any remedies hereunder or under the Fee Letters or any Proceeding relating to this Commitment Letter or the Fee Letters.  The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Term Loan Agreement is executed, at which time any confidentiality undertaking in the Term Loan Agreement shall supersede the confidentiality undertaking set forth in this paragraph.
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12.	Surviving Provisions.

The provisions of Sections 5, 7, 8, 9, 10 and 11 hereof and of the Fee Letters and shall, except as expressly provided in Section 11 hereof, remain in full force and effect regardless of whether the Term Loan Agreement shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Commitment Parties’ commitments hereunder and agreements to perform the services described herein.  Subject to the provisions of the preceding sentence, you may terminate the Commitment Parties’ commitments hereunder, in whole or in part (and, in the case of partial termination, on a pro rata basis as among the Commitment Parties based on the amount of their commitments in respect of the Term Facility), in each case, upon written notice to the Commitment Parties at any time.

13.	Certain Notices.

We hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each Commitment Party and each Lender is required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow such Commitment Party or such Lender to identify the Company in accordance with the PATRIOT Act and the Beneficial Ownership Regulation.  This notice is given in accordance with the requirements of the PATRIOT Act and the Beneficial Ownership Regulation and is effective as to each Commitment Party and each Lender.  You agree that we can share any information provided by you pursuant to this paragraph with each other Lender.

14.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letters by returning (a) to us, an executed counterpart of this Commitment Letter, and (b) to the Commitment Parties that are party thereto, the Fee Letters, in each case, not later than 11:59 p.m., Pacific time, on December 19, 2019.  The Commitment Parties’ offers hereunder and agreements to perform the services described herein will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  This Commitment Letter will become a binding agreement of the Commitment Parties only after it has been duly executed and delivered by you in accordance with the first sentence of this Section 14.

The Commitment Parties’ commitments and agreements hereunder will automatically terminate upon the first to occur of (a) the date on which the Term Loan Agreement consistent with this Commitment Letter has been executed and delivered by each of the parties thereto, (b) the consummation of the Acquisition without using the Term Facility, (c) the termination of the Acquisition Agreement in accordance with its terms (and you hereby agree to notify us promptly thereof) and (d) 11:59 p.m., Pacific time, on April 15, 2020.

Each of the parties hereto agrees that (a) this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Term Loan Agreement by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Term Facility is subject solely to the satisfaction or waiver (by each of the Commitment Parties) of the conditions expressly set forth in Exhibit B hereto, and (b) each Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)); provided that (x) it is acknowledged and agreed that the availability and funding of the Term Facility on the Closing Date are subject only to those conditions expressly set forth on Exhibit B hereto and (y) nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate any portion of the Transactions.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Matthew Cheung
Name: Matthew Cheung
Title: Vice President

[Project Silhouette Commitment Letter (Term Facility)]
9

BANK OF AMERICA, N.A.

By:	/s/ Timothy G. Holsapple
Name: Timothy G. Holsapple
Title: Senior Vice President

BOFA SECURITIES, INC.

By:	/s/ Brandon Kirkbride
Name: Brandon Kirkbride
Title: SVP, Commercial Credit Executive

[Project Silhouette Commitment Letter (Term Facility)]
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Accepted and agreed as of the date first above written:

F5 NETWORKS, INC.

By:	/s/ François Locoh-Donou
Name: François Locoh-Donou
Title: CEO

[Project Silhouette Commitment Letter (Term Facility)]
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Exhibit A
CONFIDENTIAL
Project Silhouette
$400,000,000 Three-Year Term Facility
Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A have the meanings given to them in the Commitment Letter to which this Exhibit A is attached.

Borrower:	F5 Networks, Inc., a Washington corporation (the “Company”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan”) will act as sole administrative agent (in such capacity, the “Administrative Agent”) and will perform the duties customarily associated with such role.

Joint Lead Arrangers and Joint Bookrunners:
Each of JPMorgan and BofA Securities, Inc. will act as a joint lead arranger and joint bookrunner for the Term Facility (as defined below) (in such capacities, the “Arrangers”), and will perform the duties customarily associated with such roles.

Syndication Agent:	Bank of America, N.A. (“BofA” and, in such capacity, the “Syndication Agent”).

Lenders:	JPMorgan, BofA and, if applicable, one or more other financial institutions acceptable to the Company (collectively, the “Lenders”).

Transactions:
The Company intends to acquire (the “Acquisition”) the company previously identified to the Arrangers under the code name “Silhouette” (the “Acquired Company”), pursuant to Merger Agreement dated as of December 19, 2019, among the Company, Silhouette Merger Sub, Inc., a Delaware corporation, the Acquired Company and Shareholder Representative Services LLC, a Colorado limited liability company (including any schedules, exhibits, annexes and other attachments thereto, and as amended, supplemented, waived or otherwise modified from time to time, the “Acquisition Agreement”).  In connection with the foregoing, the Company (a) will obtain and borrow under the Term Facility, (b) may establish a revolving credit facility in an aggregate principal amount of $200,000,000 (as it may be increased to up to $350,000,000 as part of the syndication thereof) (the “Revolving Facility”), (c) will cause repayment in full of all principal, premium, if any, interest, fees and other amounts due or outstanding under the Existing Acquired Company Indebtedness (as defined below), terminate any commitments under the Existing Acquired Company Indebtedness and discharge and release all guarantees and liens existing in connection therewith (collectively, the “Acquired Company Debt Refinancing”) and (d) will pay the fees and expenses in connection with the Acquisition and the related transactions (the “Transaction Costs”). The transactions described in this paragraph are collectively referred to as the “Transactions”.  “Existing Acquired Company Indebtedness” means (i) the Loan and Security Agreement, dated as of May 18, 2017, between the Acquired Company and Silicon Valley Bank, as amended by the First Amendment to Loan and Security Agreement, dated as of October 4, 2017, the Second Amendment to Loan and Security Agreement, dated as of May 24, 2018, and the Third Amendment to Loan and Security Agreement, dated as of June 11, 2019, and (ii) the Amended and Restated Mezzanine Loan and Security Agreement, dated as of June 11, 2019, among the Acquired Company, Silicon Valley Bank and West River Innovation Lending Fund VIII, L.P.

Term Facility:	A senior unsecured term loan facility in an aggregate principal amount of $400,000,000 (the “Term Facility”). Loans under the Term Facility will be available in U.S. dollars.

Purpose:
The proceeds of the Term Facility, together with cash on hand of the Company and its subsidiaries and the Acquired Company and its subsidiaries, will be used by the Company on the Closing Date (as defined below) to pay the consideration for the Acquisition and the Transaction Costs.

Guarantors:	None.

Closing Date:	The date on which the borrowing under the Term Facility is made and the Acquisition is consummated (the “Closing Date”).

Availability:
The Term Facility will be available in a single drawing in U.S. dollars on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed. On the Closing Date, any undrawn commitments under the Term Facility shall automatically terminate.

Interest Rates:	As set forth on Annex I hereto.

Final Maturity and Amortization:
The Term Facility will mature on the third anniversary of the Closing Date. The Term Facility will amortize in equal quarterly installments (commencing with the first full fiscal quarter ended after the Closing Date) in aggregate annual amounts equal to 5.00% of the original principal amount of the Term Facility.

Voluntary Commitment Reductions/Prepayments:
Voluntary reductions of the unutilized portion of the commitments under the Term Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be mutually agreed upon, and will be without premium or penalty, subject to customary reimbursement of the Lenders’ redeployment costs in the case of a prepayment of LIBOR (as defined below) borrowings other than on the last day of the relevant interest period.

Mandatory Commitment Reductions/Prepayments:	None.

Documentation:
The credit agreement for the Term Facility (the “Term Loan Agreement”) shall contain the terms set forth in this Exhibit A and shall include only the conditions expressly set forth in Exhibit B to the Commitment Letter and shall otherwise be usual and customary for financings of this kind and reflect, in a manner to be mutually agreed by the Company and the Arrangers, the business, operational and strategic matters relating to the Company and its subsidiaries in light of their business, size, industries and practices and matters disclosed in the Acquisition Agreement (collectively, the “Documentation Principles”).  The Term Loan Agreement shall contain only those payments, prepayments, conditions to borrowing, representations and warranties, covenants and events of default expressly set forth in this Exhibit A, in each case, applicable to the Company and (as applicable) its subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods, as applicable, consistent with the Documentation Principles.  It is understood that, subject to the foregoing and the Funds Certain Provisions, the Term Facility may, at the mutual determination of the Company and the Arrangers, be documented under a single credit agreement with the Revolving Facility.

Representations and Warranties:
The Term Loan Agreement will include only the following representations and warranties with respect to the Company and (as applicable) its subsidiaries (including (as applicable) the Acquired Company and its subsidiaries), which will be subject to materiality qualifications and qualifications and limitations for knowledge consistent with the Documentation Principles: due organization, existence and good standing of the Company; requisite power and authority of the Company; due authorization by the Company, execution and delivery by the Company and enforceability against the Company of the Term Loan Agreement; governmental approvals; no conflicts of the Term Loan Agreement with law, organizational documents of the Company or material contracts; historical financial statements of the Company; no material adverse change; material litigation; material environmental matters; Investment Company Act; Federal Reserve margin regulations; ERISA; accuracy of disclosure (including accuracy of Beneficial Ownership Certification); anti-money laundering laws, anti-corruption laws and sanctions; use of proceeds; not an EEA Financial Institution; and solvency of the Company and its subsidiaries on a consolidated basis after giving effect to the Transactions (solvency to be defined in a manner consistent with Exhibit C to the Commitment Letter).

The failure of any representation or warranty (other than the Specified Representations and the Acquisition Agreement Representations) set forth in the Term Loan Agreement to be true and correct on the Closing Date will not constitute the failure of a condition precedent to the funding of the Term Facility on the Closing Date, it being understood that nothing in this sentence shall limit the applicability of the individual conditions expressly set forth in Exhibit B to the Commitment Letter.

Conditions Precedent to Effectiveness and Borrowing:
The effectiveness of the Term Loan Agreement and the borrowing of loans under the Term Facility will be subject solely to the satisfaction or waiver (by each of the Commitment Parties) of the conditions precedent expressly set forth in Exhibit B to the Commitment Letter.

Covenants:
The Term Loan Agreement will include only the following financial, affirmative and negative covenants with respect to the Company and its subsidiaries, subject to qualifications, thresholds, exceptions and baskets consistent with the Documentation Principles:

- Financial Covenant:
The Company will not permit the ratio (such ratio, the “Leverage Ratio”) of Consolidated Total Indebtedness (which shall be limited to indebtedness for borrowed money, obligations evidenced by bonds, debentures, notes or similar instruments, obligations in respect of capital leases and purchase money indebtedness) as of the end of any fiscal quarter to Consolidated EBITDA (to be defined consistent with the Documentation Principles but which shall include addbacks for (i) non-cash charges (including, without limitation, stock option and other equity-based compensation charges), (ii) transition, integration and similar charges and expenses related to acquisitions or dispositions, (iii) cash restructuring charges, including retention and severance costs, systems establishment costs, contract termination costs, including future lease commitments, and charges and costs in connection with the  consolidation, exit and/or abandonment of facilities and relocation of employees, (iv) unusual or non-recurring charges related to payments or settlements of legal claims, (v) unusual or non-recurring charges with respect to retroactive effects of certain tax settlements, (vi) unusual or non-recurring charges related to significant effects of tax legislation and judicial or administrative interpretation of tax regulations and (vii) expenses with respect to non-routine shareholder activities; provided that (x) the aggregate amount of addbacks for cash charges, losses or expenses permitted pursuant to clauses (ii) through (vii) above shall not exceed, in any measurement period, 10% of Consolidated EBITDA (calculated without giving effect to such addbacks for cash charges, losses or expenses permitted by clauses (ii) through (vii) above) and (y) Consolidated EBITDA shall be determined disregarding the purchase accounting adjustments reducing acquired deferred revenue to fair value) for the period of four consecutive fiscal quarters then ended to exceed 3.50 to 1.00; provided that upon the consummation of a Qualified Material Acquisition (as defined below), with respect to the fiscal quarter in which such Qualified Material Acquisition is consummated and the subsequent three consecutive fiscal quarters, the maximum permitted ratio set forth above shall, at the election of the Company, be increased to 4.00 to 1.00; provided, further, that (a) following any such election by the Company, no subsequent election may be made by the Company unless the Consolidated Leverage Ratio has been at or below 3.50 to 1.00 as of the last day of at least two subsequent consecutive fiscal quarters, and (b) the Company may not make such an election more than two times during the term of the Term Facility.

“Qualified Material Acquisition” means any acquisition of the equity interests in a person (if, as a result of such acquisition, such person shall become a subsidiary of the Company), or of all or substantially all the assets of any person (or of any business unit, division, product line or line of business of any person), by the Company or one of its subsidiaries that involves the incurrence by the Company or its subsidiaries of indebtedness to finance the acquisition consideration therefor (including refinancing of any indebtedness of such acquired person), or assumption by the Company or its subsidiaries of existing indebtedness of such acquired person (or such division or line of business), in an aggregate principal amount of $500,000,000 or more.

- Affirmative Covenants:
Delivery of quarterly unaudited consolidated financial statements (other than with respect to the fourth quarter of any year), annual audited consolidated financial statements and certain other customary information; notices of default and other customary material events; existence; conduct of business; maintenance of properties; payment of taxes; insurance; books and records; inspection rights; compliance with laws; and use of proceeds (including not in violation of anti-money laundering laws, anti-corruption laws and sanctions).

- Negative Covenants:	Liens; subsidiary indebtedness (which shall permit intercompany indebtedness); sale and leaseback transactions; and mergers and other fundamental changes.

Events of Default:
The Term Loan Agreement will include only the following events of default (subject to materiality thresholds and grace periods consistent with the Documentation Principles) with respect to the Company and its subsidiaries:  nonpayment of principal when due; nonpayment of interest, fees or other non-principal amounts after 5 business days; inaccuracy of representations or warranties in any material respect; breach of covenants (subject to a 30-day grace period after notice by the Administrative Agent for all affirmative covenants other than the affirmative covenants to provide notice of default, to maintain the Company’s existence or as to use of proceeds, which will have no cure period); cross-event of default and cross-acceleration with respect to debt in the aggregate amount of $100,000,000 or more; bankruptcy and insolvency events; monetary judgments in an aggregate amount of $100,000,000 or more; certain ERISA events (subject to a “material adverse effect” standard); and Change in Control (to be defined consistent with the Documentation Principles and which shall not include a “continuing director” test).

Voting:
Amendments and waivers of the Term Loan Agreement will require the approval of the Required Lenders (as defined below); provided that (a) the consent of each Lender directly adversely affected thereby will be required with respect to customary matters, including (i) reductions in the amount or extensions of the scheduled dates for the payment of principal, (ii) reductions in interest rates or fees or extensions of the scheduled dates for payment thereof and (iii) increases in the amounts or extensions of the scheduled expiration date of the Lenders’ commitments and (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to the pro rata provisions of the Term Loan Agreement and (ii) modifications to any of the voting percentages; provided further that no amendment or waiver shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

In connection with any waiver or amendment that requires the consent of all the Lenders or all affected Lenders and that has been approved by the Required Lenders, the Company shall have the right to replace any non-consenting Lender.

“Required Lenders” means (a) if there are two Lenders, each of the Lenders and (b) if there are more than two Lenders, the Lenders that hold a majority of the aggregate amount of the commitments or loans under the Term Facility.

Cost and Yield Protection:
The Term Loan Agreement will contain customary provisions (a) protecting the Administrative Agent and the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital or liquidity requirements (or their interpretation), illegality, unavailability and other requirements of law (including reserves with respect to liabilities or assets consisting of or including “Eurodollar liabilities”) and from the imposition of or changes in certain taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto.  For all purposes of the Term Loan Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Term Loan Agreement. The Term Loan Agreement will provide that all payments are to be made free and clear of taxes (with customary exceptions).

Defaulting Lenders:	The Term Loan Agreement will contain customary provisions with respect to “Defaulting Lenders”.

Assignments and Participations:
The Lenders may assign all or, in an amount of not less than $10,000,000, any part of, their respective commitments or loans under the Term Facility to one or more eligible assignees, subject to the prior written consent of (a) the Administrative Agent and (b) except, after the Closing Date, when a payment or bankruptcy event of default has occurred and is continuing, the Company, each such consent not to be unreasonably withheld, delayed or conditioned; provided that, after the Closing Date, assignments made to a Lender or an affiliate or approved fund of a Lender will not be subject to the consent requirement set forth in clause (b) above.  The Company’s consent shall be deemed to have been given if the Company has not responded within 10 business days of a written request for an assignment.  Upon such assignment, the assignee will become a Lender for all purposes under the Term Loan Agreement. A $3,500 processing fee will be required in connection with any such assignment.  The Lenders will also have the right to sell participations without restriction (other than to natural persons and other than to the Company and its subsidiaries and other affiliates) in their respective shares of the Term Facility, subject to customary limitations on voting rights. Notwithstanding the foregoing, in no event shall any loans or commitments, or any participation therein, be assigned to a Disqualified Institution (as defined below).

“Disqualified Institution” shall mean (a) any person that is (directly or through a controlled subsidiary) a competitor of the Company or the Acquired Company and that is separately identified in writing by the Company to the Arrangers from time to time prior to the Closing Date (or, if after the Closing Date, that is identified in writing by the Company to the Administrative Agent), or (b) any affiliate of any person identified in clause (a) (other than any affiliate that is a bona fide debt fund, investment vehicle, regulated bank entity or unregulated lending entity that is engaged primarily in making, purchasing, holding or otherwise investing in loans, bonds and similar extensions of credit in the ordinary course of business for financial investment purposes and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly, possesses the power to direct the investment policies of such fund, vehicle or entity) that is (i) identified in writing by the Company to the Arrangers from time to time prior to the Closing Date (or, if after the Closing Date, that is identified in writing by the Company to the Administrative Agent) or (ii) clearly identifiable as an affiliate on the basis of the similarity of its name to the name of such person referred to in clause (a); provided that (x) no designation of any person as a Disqualified Institution shall apply retroactively to disqualify any persons that have previously acquired an interest in loans or commitments under the Term Facility and (y) on and after the Closing Date, any such designation shall only become effective three business days after delivery thereof to the Administrative Agent via email to JPMDQ_Contact@jpmorgan.com.  The Administrative Agent will not have any duty to ascertain, monitor or enforce compliance with the list of Disqualified Institutions and will not have any liability with respect to any assignment or participation made to a Disqualified Institution.  The Administrative Agent will be authorized to disclose the list of Disqualified Institutions to the Lenders, and the Lenders will be authorized to disclose such list, on a confidential basis, to potential assignees and participants.

Expenses and Indemnification:
The Term Loan Agreement will contain customary and appropriate provisions relating to indemnity, reimbursement, exculpation and related matters (with exceptions and limitations to such obligations consistent with the exceptions and limitations provided in Section 7 of the Commitment Letter).

EU Bail-in Provisions:	The Term Loan Agreement will contain a customary contractual recognition provision required under Article 55 of the Bank Recovery and Resolution Directive of the European Union.

Governing Law and Forum:
The Term Loan Agreement will provide that the parties thereto will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York sitting in the Borough of Manhattan and will waive any right to trial by jury. New York law will govern the Term Loan Agreement; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit B to the Commitment Letter) and/or whether or not a Company Material Adverse Effect has occurred that is continuing, (b) the determination of the accuracy of any Acquisition Agreement Representations and whether as a result of any breach or inaccuracy thereof the Company (or any of its affiliates) has the right to terminate its (or any of its affiliate’s) obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in all material respects in accordance with the terms of the Acquisition Agreement, in each case, shall be governed by, and construed in accordance with, the laws of the state of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Counsel to the Administrative Agent and the Arrangers:	Cravath, Swaine & Moore LLP.

SCHEDULE I

Interest Rates:
Interest will accrue at a rate per annum equal to, at the option of the Company, (a) Adjusted LIBOR plus the Applicable Margin or (b) the Alternate Base Rate plus the Applicable Margin.

The “Applicable Margin” will be determined by reference to the Leverage Ratio as set forth in the Pricing Grid below.

The Company may elect interest periods of 1, 2, 3 or 6 months (or such other period as is acceptable to each Lender) for LIBOR borrowings.  The Term Loan Agreement will contain customary provisions with respect to the replacement of LIBOR to be mutually agreed.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans when determined on the basis of the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, every three months.

Interest on overdue amounts will accrue at the rates otherwise applicable plus 2% per annum or, in the case of amounts other than principal, interest accruing on ABR loans plus 2% per annum.

“Adjusted LIBOR” means, with respect to any LIBOR borrowing for any interest period, an interest rate per annum equal to the LIBOR for such interest period, adjusted for customary statutory reserves.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day; (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum; and (c) the Adjusted LIBOR on such day (or if such day is not a business day, the immediately preceding business day) for a deposit in US dollars with a maturity of one month plus 1%.  For purposes of clause (c) above, the Adjusted LIBOR on any day shall be based on the Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in US dollars with a maturity of one month (or, if the Screen Rate is not available for a maturity of one month but is available for periods both longer and shorter than such period, the Interpolated Screen Rate as of such time); provided that if such rate shall be less than zero, such rate shall be deemed to be zero.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR, as the case may be.  If the Alternate Base Rate is being used as an alternate rate of interest due to the unavailability of the Adjusted LIBOR, then for purposes of clause (c) above the Adjusted LIBOR shall be deemed to be zero.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as the effective federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero.

“Interpolated Screen Rate” means, with respect to any LIBOR borrowing for any interest period or clause (c) of the definition of Alternate Base Rate, a rate per annum that results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than the applicable period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than the applicable period, in each case as of the time the Interpolated Screen Rate is otherwise required to be determined in accordance with the Term Loan Agreement; provided that if such rate would be less than zero, such rate shall be deemed to be zero.

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“LIBOR” means, with respect to any LIBOR borrowing for any interest period, the Screen Rate as of 11:00 a.m., London time, on the day that is two business days prior to the first day of such interest period.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a business day, for the immediately preceding business day); provided that if none of such rates are published for any day that is a business day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero.

“NYFRB Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB Website from time to time, and published on the next succeeding business day by the NYFRB as an overnight bank funding rate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).  Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Reuters” means Thomson Reuters Corporation, a corporation incorporated under and governed by the Business Corporations Act (Ontario), Canada, Refinitiv or, in each case, a successor thereto.

“Screen Rate” means, in respect of LIBOR for any interest period, or in respect of any determination of Alternate Base Rate pursuant to clause (c) of the definition of such term, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate) for deposits in the applicable currency (for delivery on the first day of such interest period) with a term equivalent to the relevant period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that (a) if any Screen Rate, determined as provided above, would be less than zero, such Screen Rate shall be deemed to be zero and (b) if no Screen Rate shall be available for a particular interest period but Screen Rates shall be available for maturities both longer and shorter than such interest period, than the Screen Rate for such interest period shall be the Interpolated Screen Rate.

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Pricing Grid

Leverage Ratio	Adjusted LIBOR Applicable Margin (per annum)	Alternate Base Rate Applicable Margin (per annum)
≥ 3.50x	1.750%	0.750%
≥ 3.00x and < 3.50x	1.500%	0.500%
≥ 2.00x and < 3.00x	1.375%	0.375%
≥ 1.00x and < 2.00x	1.250%	0.250%
< 1.00x	1.125%	0.125%
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Exhibit B
CONFIDENTIAL

Project Silhouette
$400,000,000 Three-Year Term Facility
Summary of Conditions Precedent

The funding of the Term Facility will be subject to the satisfaction or waiver (by each of the Commitment Parties) of solely the following conditions.  Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Commitment Letter to which this Exhibit B is attached.

1.          The Acquisition shall have been (or, substantially concurrently with the funding under the Term Facility, shall be) consummated in all material respects in accordance with the terms of the Acquisition Agreement.  The Acquisition Agreement shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Company or any of its subsidiaries, if such amendment, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arrangers (in their capacities as such) without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), it being agreed that any amendment or modification to the definition of the term “Company Material Adverse Effect” in the Acquisition Agreement will be deemed to be material and adverse to the interests of the Lenders and the Arrangers; provided that (a) any reduction in the purchase price for the Acquisition shall be deemed not to be materially adverse to the Lenders or the Arrangers so long as any such reduction of the total purchase price for the Acquisition is applied to reduce the Term Facility and (b) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders or the Arrangers so long as such increase is not funded with additional indebtedness.

2.          No Company Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof) shall have occurred that is continuing.

3.          Substantially concurrently with the consummation of the Acquisition, the Acquired Company Debt Refinancing shall be consummated, and the Arrangers shall receive customary payoff documentation in respect thereof.

4.          The Arrangers shall have received (a) audited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, for the most recent fiscal year ended at least 60 days prior to the Closing Date (and the related audit reports), (b) unaudited consolidated financial statements of the Company, prepared in accordance with U.S. GAAP, for any fiscal quarter (other than the fourth fiscal quarter) ended after the date of its most recent audited financial statements delivered pursuant to clause (a) above and more than 40 days prior to the Closing Date and (c) any Required Financial Statements (as defined in the Acquisition Agreement as in effect on the date hereof) received by the Company from the Acquired Company after the date hereof and prior to the Closing Date.  For purposes of clause (a) above, the Arrangers acknowledge that they have received the audited consolidated financial statements of the Company (and the related audit reports) for the fiscal year ended September 30, 2019 (provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to such financial statements).
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5.          Subject to the Funds Certain Provisions, the execution and delivery by the Company of the Term Loan Agreement that is substantially consistent with the terms of the Commitment Letter.

6.          The Arrangers shall have received (a) customary legal opinions, corporate documents of the Company, customary officer’s certificate of the Company (as to (x) the satisfaction of the closing conditions set forth in paragraphs 1 (solely as to the first sentence thereof) and 7(b) of this Exhibit B and (y) the absence of any amendment or modification of, or waiver or consent under, the Acquisition Agreement, in each case, that has not been publicly disclosed or otherwise made available to the Arrangers), customary secretary’s certificate of the Company, good standing certificate of the Company in its jurisdiction of organization and customary evidence of authority (including incumbency and resolutions) with respect to the Company and (b) a customary notice of borrowing (which notice of borrowing shall not include any representation or statement as to the absence (or existence) of any default or event of default or a bring-down of representations and warranties).

7.          At the time of and upon giving effect to the borrowing and application of the loans under the Term Facility on the Closing Date, (a) the Acquisition Agreement Representations shall be true and correct and (b) the Specified Representations shall be true and correct in all material respects; provided that the condition under clause (a) above shall be deemed satisfied unless the Company has (or an affiliate of the Company has) the right (determined without regard to any notice requirement) to terminate its obligations under the Acquisition Agreement or the right to elect not to consummate the Acquisition as a result of a breach of representations and warranties referred to in the definition of the term “Acquisition Agreement Representations”.

8.          The Company shall have paid  (or shall have authorized the deduction from the proceeds of the funding of the Term Facility for) all fees, expenses and other amounts payable by it under the Commitment Letter and the Fee Letters on or prior to the Closing Date (in the case of expenses and other amounts, solely to the extent invoiced at least two business days prior to the Closing Date).

9.          The Administrative Agent shall have received a certificate substantially in the form of Exhibit C to the Commitment Letter from the Company executed by its chief financial officer.

10.          The Lenders shall have received, at least five business days prior to the Closing Date, all documentation and other information with respect to the Company reasonably requested by the Lenders in writing to the Company at least 10 business days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and the Beneficial Ownership Regulation.
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Exhibit C
CONFIDENTIAL

SOLVENCY CERTIFICATE

[________], 20[_]

This Certificate (this “Certificate”) is being delivered pursuant to Section [●] of the Credit Agreement dated as of [●] (the “Credit Agreement”), among F5 Networks, Inc., a Washington corporation (the “Company”), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.  Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.

The undersigned hereby certifies that [he][she] is the Chief Financial Officer of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company.

The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on the Closing Date, including the making of the borrowing to be made on the Closing Date and the application of the proceeds thereof:

1.          The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise.

2.          The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.

3.          The Company and its subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.          The Company and its subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.

In computing the amount of the contingent liabilities of the Company and its subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Company (and not in an individual capacity and without personal liability) as of the first date written above.

F5 NETWORKS, INC.

By:
Name:
Title: Chief Financial Officer

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